Exhibit 10.1

FOR IMMEDIATE RELEASE

Zebra Technologies to Enter Active RFID with Acquisition of WhereNet Corp.

Vernon Hills, IL, January 11, 2007–Zebra Technologies Corporation (NASDAQ: ZBRA) today announced that it has agreed to acquire all of the shares of WhereNet Corp., a leading global provider of active radio frequency identification (RFID) based wireless solutions to track and manage enterprise assets, for $126 million in cash. The transaction is expected to close by the end of January, and is subject to WhereNet shareholder approval and expiration of the H-S-R waiting period on January 13, 2007. Zebra has voting agreements from WhereNet shareholders representing more than 85% of the voting stock to vote in favor of the transaction.

Headquartered in Santa Clara, CA, WhereNet provides integrated wireless Real Time Locating Systems (RTLS) to companies primarily in the industrial manufacturing, transportation and logistics, and aerospace and defense sectors. Founded in 1997, it has more than 150 installations currently in operation helping companies locate and track high-value assets with wireless tags, fixed-position antennas and Web-enabled software. WhereNet solutions are successfully used to increase the accuracy, velocity, efficiency, and security of time-critical processes throughout the supply chain. They are employed in parts replenishment, vehicle inventory tracking, truck yard management, marine cargo tracking, and work-in-process tracking, among many other applications. WhereNet’s solutions span hardware, middleware, application software, and services for project management, maintenance and support.

“WhereNet adds another high-growth platform to Zebra’s business,” stated Edward Kaplan, Zebra’s chairman and chief executive officer. “Active RFID is a natural complement to passive RFID and barcoding, two key Zebra strengths, as it enhances our ability to deliver business improvement solutions to customers worldwide. We are very pleased to welcome WhereNet into Zebra and believe this transaction is an important step in building value for our stockholders.”

“Combining with Zebra gives WhereNet the resources to expand its global footprint and become the definitive leader in our industry,” said Dan Doles, WhereNet’s chief executive officer. “We are pleased to become a part of Zebra’s larger, stronger organization, which will help us accelerate the market growth for active RFID and RTLS.”

Independent industry analysts forecast sales of active RFID systems to increase to $6.8 billion in 2016 from $550 million in 2006, a compound annual growth rate of 29%. Analysts project growth in RTLS to $1.6 billion in 2010 from $15 million in 2005.

Zebra management expects WhereNet to generate sales of approximately $50 million in 2007, up from $36 million in 2006. The acquisition is expected to be minimally dilutive to Zebra’s net income in 2007 and be accretive thereafter. Zebra will operate WhereNet as a separate business unit, which will be led by Mr. Doles.

Forward-looking Statement

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s sales forecast for WhereNet and the acquisition’s impact on net income stated in the paragraph directly above. Actual results may differ from those expressed or implied in the company’s forward-looking statements. These statements represent estimates only as of the date they were made. Zebra may elect to update forward-looking statements but expressly disclaims any obligation to do so, even if the company’s estimates change.

These forward-looking statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in Zebra’s industry, market conditions, general domestic and international economic conditions, and other factors. These factors include market conditions in North America and other geographic regions and market acceptance of Zebra’s printer and software products and competitors’ product offerings and the potential effects of technological changes. Other factors include U.S. and foreign regulations that pertain to electrical and electronic equipment, including European directives relating to the collection, recycling, treatment and disposal of products and the reduction or elimination of certain specified materials in such products. Zebra’s failure to comply with these regulations may subject Zebra to penalties, prevent Zebra from selling its products in a certain country, or increase the cost of supplying the products. Profits and profitability will be affected by the company’s ability to control manufacturing and operating costs. Because of a large investment portfolio, interest rate and financial market conditions will also have an impact on results. Foreign exchange rates will have an effect on financial results because of the large percentage of our international sales. The outcome of litigation in which Zebra is involved, and particularly litigation or claims related to infringement of third party intellectual property rights, is another factor. Similar factors apply equally to WhereNet’s business. In addition, the acquisition of WhereNet has risks relating to integrating WhereNet’s business and operations with Zebra’s. These and other factors could have an adverse effect on Zebra’s revenues, gross profit margins and results of operations and increase the volatility of our financial results. When used in this release and documents referenced, the words “anticipate,” “believe,” “estimate,” and “expect” and similar expressions, as they relate to the company or its management are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission. In particular, readers are referred to Zebra’s Form 10-K for the year ended December 31, 2005, and the Risk Factors in Zebra’s Form 10-Q for the quarter ended September 30, 2006.

Zebra Technologies Corporation delivers innovative and reliable on-demand printing solutions for business improvement and security applications in 100 countries around the world. More than 90 percent of Fortune 500 companies use Zebra-brand printers. A broad range of applications benefit from Zebra-brand thermal bar code, “smart” label, receipt, and card printers, resulting in enhanced security, increased productivity, improved quality, lower costs, and better customer service. The company has sold more than 5 million printers, including RFID printer/encoders and wireless mobile solutions, as well as ZebraDesigner label formatting software, ZebraLink connectivity solutions, Genuine Zebra supplies and ZebraCare services and support. Information about Zebra bar code, card and RFID products can be found at http://www.zebra.com.

Conference Call Invitation

Investors are invited to listen to a live Internet broadcast of Zebra’s conference call discussing the WhereNet acquisition. The conference call will be held at 11:00 Eastern Time, Friday, January 12, 2007. To listen to the call, visit the company’s Web site at www.zebra.com. To join the conference call, please dial: 706-645-9200; Leader: Charles Whitchurch. Please call several minutes before 11:00 AM Eastern Time.

Inquiries:

For information about Zebra Technologies, contact:

Investors:

Douglas A. Fox, 847-793-6735

Media:

Cindy Lieberman, 847-793-5518